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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
S1 Corporation:


We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 (No. 333-75178) of S1 Corporation of our report dated February 4, 1999, relating to the consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows of S1 Corporation and subsidiary for the year ended December 31, 1998 and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of S1 Corporation and to the reference to our firm under the heading "Experts" in the prospectus.


                                    KPMG LLP

Atlanta, Georgia
February 19, 2002